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                                                                 EXHIBIT 12
                       NUI CORPORATION AND SUBSIDIARIES
                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                    (OOO's)


                                           Year Ended September 30,

                                  1990     1991     1992     1993     1994
   Income from continuing
     operations before income
     taxes                      $13,857   $3,164  $18,078  $20,837  $12,883

   Add:
      Interest element of
       rentals charged to
       income (a)                 2,848    2,933    3,007    3,156    3,173
      Interest expense           15,369   15,928   17,058   14,966   16,443
                                 ------   ------   ------   ------   ------
          Earnings as defined   $32,074  $22,025  $38,143  $38,959  $32,449
                                 ======   ======   ======   ======   ======

   Interest expense              15,058   15,644   16,859   14,844   16,323
   Capitalized interest             311      284      199      122      120
   Interest element of
     rentals charged
     to income (a)                2,848    2,933    3,007    3,156    3,173
                                 ------   ------   ------   ------   ------
          Fixed charges as
           defined              $18,217  $18,861  $20,065  $18,122  $19,616
                                 ======   ======   ======   ======   ======
   CONSOLIDATED RATIO OF
     EARNINGS TO FIXED CHARGES     1.76     1.17     1.90     2.15     1.66
                                   ----     ----     ----     ----     ----


<F1>
        (a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
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